EXHIBIT (c)(6)
Project Golden Gate CONFIDENTIAL Presentation to the Special Committee May 8, 2007 PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE.

Table of Contents 1. Situation Update 2. Preliminary Financial Analysis 3. Overview of Potential Strategic Alternatives

1. Situation Update

Summary of Genstar Proposals ($ in millions, except per share figures)

Presidio Stock Price Performance Price and Volume Performance (May 3, 2006 - May 4, 2007) Source: FactSet. Note: High and Low figures represent intraday prices. 7/24/06 - Presidio completes acquisition of Pharma Bio-Research 12/14/06 Pat Donnelly resigns, Terry Bieker named interim CEO and earnings estimates are lowered 02/28/07 Presidio announces 2006 earnings and 2007 guidance which are below Wall Street expectations 4/25/07 Presidio announces 1Q2007 earnings which exceeded Wall Street expectations for Revenue and NBA but were below Wall Street expectations for EPS

Analysis of Recent Presidio Trading Prices Distribution of Share Volume - Since IPO Distribution of Share Volume - One Year Source: FactSet Research Systems. Cumulative: Total Shares Traded: 53.4mm Avg. Daily Volume: 211,379 % of shares traded at or below $25.50: 78.3% Cumulative: 8.5% 27.9% 80.7% 92.3% 99.5% 100.0% Current Stock Price (5/4/2007): $23.20 Current Stock Price (5/4/2007): $23.20 60.8% 16.7% 36.3% 87.2% 92.2% 99.1% 100.0% A large majority of trading volume has been at levels above the current stock price. 71.9% Total Shares Traded: 105.5mm Avg. Daily Volume: 170,725 % of shares traded at or below $25.50: 67.0%

Wall Street Sentiment on Presidio (1) (1)

Research Analysts' Comments on Presidio .... But Concern over Profitability While Presidio "succeeded in posting an attractive increase in backlog during the first quarter" and "backlog conversion showed some stability with 1Q07 and 4Q06 at about the same rate ... we think it is a little early to assume that backlog duration has stopped getting longer ... Margins are a different story. They compressed much more significantly than we expected ..." - Jefferies (April 26, 2007) Recognition of Strong Franchise Value and Positioning ... Presidio "currently represents the purest play among the publicly traded contract research organizations (CROs)". It "specializes in the management and support of complex multinational and regional clinical trials (Phase II-III), and is one of only a few CROs with the capability and expertise to conduct clinical trials on a global scale." "The company has a diverse base of customers" and "we believe [Presidio's] unique therapeutic focus (oncology, cardiovascular, CNS, and allergy/respiratory) and global scale has been especially appealing to emerging pharmaceutical and biotechnology organizations, which currently represent roughly one-third of the company's revenues. These companies ... represent an important growth market for CROs." - Bear Stearns (April 25, 2007) "The gross margin of 45.1% resulted in $38m of gross profit (vs. our $40m estimate), or 13% yoy growth, and operating expenses of $32m were in-line with our forecast. Operating income sequentially declined from $8.9m to $6.0m - a 7.1% operating margin." - Bear Stearns (April 25, 2007) "Revenues were up 23% from last year and $1.9m above our target; we estimate organic revenue growth (excluding PBR acquisition) was roughly 4%-5%." "Net new business awards of $119.1m produced an impressive book-to-bill ratio of 1.40 times ($23.4m above our estimate)." - William Blair (April 26, 2007)

Research Analysts' Comments on Presidio Recognition That Timeline For Improvement May Not Be Short "Despite some positive signs, we remain cautious and expect restoration of margins to take longer than the market now expects." "Visibility coming into the quarter was very weak given the management changes and restructuring actions. While some investors might gain some relief from this quarter's results, with the backlog growth being the most encouraging piece of data from the quarter, we don't see anything to change our cautious outlook. The company must still resolve its employee turnover problem which has affected service delivery. The company appears to have taken some corrective measures, but we don't see a quick fix and neither does [Presidio] management." - Lehman Brothers (April 26, 2007) "While we are encouraged by the new business wins reported this quarter, we maintain our Market Perform rating as we await the completion of the leadership transition and further evidence that the sales model is fixed." The CEO "appears to be progressing well on his main focus areas, which include employee retention and reinvigorating top- line growth. While turnover is an industrywide problem, [Presidio]'s turnover has reportedly run higher than the industry average in the past couple of years." - William Blair (April 26, 2007) Presidio's "management is appropriately focused on employee relations and retention, marketing team upgrades, and rebuilding sales momentum, particularly in large pharma and in Early Development and Scientific Medical Affairs to diversify mix." "Strong bookings suggest that clients are comfortable in [Presidio]'s execution capabilities, lending confidence that sales improvement generates margin recovery toward industry levels in two to three years." - Baird (April 26, 2007)

2. Preliminary Financial Analysis

Preliminary Acquisition Matrix (1)

Presidio Financial Overview

Preliminary Selected Companies Analysis (2) (3) (1) (1) (1) (1)

Preliminary Selected Acquisitions Analysis

Preliminary Discounted Cash Flow Analysis

Leveraged Buyout Analysis - Assumptions Key Assumptions Equity purchase price of $25.50/share (9.9% premium) at 8.36x total leverage on FY 06/30/07E EBITDA of $45.4mm Transaction closes 06/30/07 $25mm assumed to be minimum cash balance required Sources and Uses

Leveraged Buyout Analysis - Credit Profile (1)

Leveraged Buyout Analysis - Returns Sensitivity Note: Shading indicates IRR > 20%; Assumes 7.5% carry. Sensitivity on Leverage assumes 11.0x 2011 Exit Multiple. Sensitivity on Exit Multiple Sensitivity on Leverage

3. Overview of Potential Strategic Alternatives

Advantages Considerations Overview of Potential Strategic Alternatives Maintain management focus on performance / opportunities No "transformational" decisions made while the stock is at current levels May take time to implement strategic plan Near-term execution risk/operational challenges Presence of activist shareholders Longer path to increasing scale significantly Increase overall scale Expand capabilities and geographic reach; Gain market momentum; Gain key leadership Drive operational efficiencies and achieve other synergies Potential to participate in upside from value creation Integration risk Social and cultural issues would need to be resolved Low current bargaining position Low/no short-term premium to investors (if MOE) Create immediate shareholder value Relieves existing shareholders of execution risk Company may be able to better address operational challenges as part of a larger organization or in a private setting Depth of strategic buyer universe unclear Risks to business if transaction does not close Most shares traded in the past 6-12 months have been above current range - limited returns for current investors Presidio Strategic Alternatives Status Quo Leveraged Recap Sale to Strategic or Leveraged Buyout Significant immediate return of capital to shareholders through buyback and/or special dividend Increased leverage magnifies benefits to remaining equity holders Affirms management confidence in future cash flow Increased risk to remaining shareholders Reduces financial flexibility due to higher leverage levels, including potentially limiting ability to pursue acquisitions Further concentration of ownership possible in share repurchase scenario Strategic Merger Transactions

Potential Strategic Merger Transactions (1) (1) (1) Pro forma to include acquisition of CRL's Clinical Services Phase II - IV Business. 100% Stock transaction; No premium, No synergies 25% of Excess Purchase Price allocated to Intangibles, amortized over 7 years.

Potential Strategic Acquirors Landscape ($ in millions) Source: Company filings and Wall Street Research Projections. Presidio figures based on Management projections. Note: Excess purchase price over tangible book value allocated to intangibles, amortized over 15 years. Assumes no synergies. All market statistics as of May 4, 2007.

Other Potential Financial Sponsor Acquiror Landscape There are a broad range of financial sponsors that may have the interest and ability to acquire the company.

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